Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

RETICULATE MICRO, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value(1)	Rule 457(o)	—	—		$11,500,000	(2)(3)	0.0001476	$1,697.40
Fees to be Paid	Equity	Representative’s Warrants(4)	Rule 457(g)	—	—		—	(5)	—	—
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value, underlying Representative’s Warrants(1)	Rule 457(o)	—	—		$805,000	(2)(3)	0.0001476	$118.82
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value, registered on behalf of certain selling stockholders(1)(6)	Rule 457(a)	985,880	$7.00	(7)	$6,901,160		0.0001476	$1,018.61
	Total Offering Amounts						$19,206,160			$2,834.83
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$2,834.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Includes shares of Class A Common Stock which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of securities offered.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.

(4)	We have agreed to issue to the representative of the underwriters or its designees warrants to purchase a number of shares of Class A Common Stock equal to seven percent (7%) of the number of shares of Class A Common Stock to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 100% of the public offering price.

(5)	No fee required pursuant to Rule 457(g).

(6)	Reflects the resale by the selling stockholders named in the resale prospectus that is part of the registration statement to which this exhibit is attached of up to 985,880 shares of Class A Common Stock assuming a price of $7.00 per share, the maximum offering price in the initial public offering.

(7)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.